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        [LOGO] VYTERIS

The Human Touch of Innovation (TM)

                                                                    EXHIBIT 99.1
CONTACTS:
Michael G. McGuinness                               Pat Garrison (media)
Chief Financial Officer                             Rx Communications Group, LLC
Vyteris, Inc.                                       (917) 322-2567
(201) 703-2418                                      PGARRISON@RXIR.COM

                                                    Melody A. Carey (investors)
                                                    Rx Communications Group, LLC
                                                    (917) 322-2571
                                                    MCAREY@RXIR.COM

FOR IMMEDIATE RELEASE

        RUSSELL O. POTTS, PH.D. APPOINTED TO BOARDS OF VYTERIS, INC. AND
                        TREASURE MOUNTAIN HOLDINGS, INC.

        TREASURE MOUNTAIN STOCKHOLDERS APPROVE ALL MATTERS PRESENTED AT A
                        SPECIAL MEETING OF STOCKHOLDERS

FAIR LAWN, NJ, APRIL 26, 2005 - Treasure Mountain Holdings, Inc. (OTCBB: TMHI), the parent company of Vyteris, Inc., a leading developer of drug delivery products, today announced the appointment of Russell O. Potts, Ph.D. to its Board of Directors. Dr. Potts will serve in place of Paul Citron, who has resigned from the Board for family health related reasons. Mr. Citron will continue to have a role as a Board observer. With the appointment of Dr. Potts, Treasure Mountain's Board currently numbers six directors.

"Russell brings to our Board extensive knowledge and experience related to transdermal drug delivery. His appointment complements the composition of skills we were seeking when we set out to bring together a group that encompasses strong scientific, technology and business backgrounds," said Vincent De Caprio, Ph.D., President and Chief Executive Officer of Treasure Mountain and Vyteris. "We look forward to Dr. Potts' contributions to the company and we are delighted to welcome him to our Board."

"Additionally, we would like to convey our gratitude to Paul Citron for his significant contributions to the deliberations of the Board and to the progress of the company," continued Dr. De Caprio. "Under his guidance, Vyteris has successfully launched its first product, LidoSite(TM), in the first quarter of 2005 and we look forward to his ongoing counsel in the future development of the company's product pipeline."

Dr. Potts, age 58, is an independent consultant in drug delivery, glucose monitoring, and medical devices. He previously served as Vice President of Research and Development at Cygnus, Inc. where he helped develop the first FDA-approved continuous glucose-monitoring device for patient use, the GlucoWatch(R) Biographer. Prior to Cygnus, he led a Research and Development group at Pfizer to develop topically-applied drugs.

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Russell Potts received a MS degree in physical chemistry from Cornell
University, and a Ph.D. in biochemistry from the University of Massachusetts, followed by a postdoctoral position in the Chemistry Department at Yale University. He has published more than 100 articles and chapters on biophysics, drug delivery and diagnostic monitoring and has more than 25 patents in these areas. Potts co-edited the text Mechanisms of Transdermal Drug Delivery and he is an Adjunct Professor in the Department of Biopharmaceutical Sciences at the University of California San Francisco, a Fellow of the American Association of Pharmaceutical Sciences, former Chairman of the Gordon Research Conference on Skin Barrier Function, and Co-chair of the 25th International Symposium of the Controlled Release Society.

On April 25, 2005, the previously announced special meeting of Treasure Mountain's stockholders was conducted. The stockholders approved each of the matters described in the Company's proxy statement, including the following:

     o an amendment to the Company's Articles of Incorporation changing the name of the Company to Vyteris Holdings (Nevada), Inc.;

     o an amendment to the Company's Articles of Incorporation effecting a one for ten reverse stock split of the Company's common stock;

     o an amendment to the Company's Articles of Incorporation increasing the number of shares of common stock which the Company is authorized to issue to 100,000,000 shares, after giving effect to the reverse stock split;

     o an amendment to the Company's Articles of Incorporation authorizing the issuance of 7,500,000 shares of Series B Convertible Preferred Stock;

     o an amendment to the Company's Articles of Incorporation authorizing the issuance of up to an additional 42,500,000 shares of preferred stock which may be issued, from time to time, pursuant to terms established by the Company's Board of Directors;

     o an amendment to the Company's Articles of Incorporation providing for limitations on the liabilities of the Company's directors and officers; and

     o    the adoption of a new stock option plan.

The amendments to the Company's Articles of Incorporation are expected to be filed, and the reverse stock split is expected to be effected, on Monday May 2, 2005.

ABOUT VYTERIS, INC.
Vyteris, Inc., a wholly owned subsidiary of Treasure Mountain Holdings, Inc., is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company's proprietary active transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with control in the rate, dosage and pattern of delivery. The Company's lead product, LidoSite(TM), provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite(TM) received marketing clearance from the U.S. Food and Drug Administration and is marketed by B. Braun Medical Inc. For more information visit WWW.VYTERIS.COM.

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Statements in this press release other than historical statements constitute
"forward-looking statements". Such forward-looking statements are subject to material risks and uncertainties which could cause the Company's forward-looking statements to be materially inaccurate. The Company has described such risks and uncertainties under the caption "Risk Factors" in various filings made with the SEC.


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